Exhibit 99.1

April 28, 2016

IDACORP, Inc. Announces First Quarter 2016 Results, Reaffirms 2016 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported first quarter 2016 net income attributable to IDACORP of $25.7 million, or $0.51 per diluted share, compared with $23.4 million, or $0.47 per diluted share, in 2015. Idaho Power Company, IDACORP's principal operating subsidiary, reported first quarter 2016 net income of $25.5 million compared with $23.5 million in 2015.

"First quarter results improved over the first quarter of 2015, benefiting from continued growth in our service area, and slightly cooler temperatures than last year,” said IDACORP President and CEO Darrel Anderson.  “We have already achieved some of our key goals for 2016, including a successful debt issuance in the first quarter and an early redemption of bonds in the second quarter.

“Economic activity remains strong in Idaho Power's service area, with new customers coming online and others expanding existing facilities. Unemployment levels also remain well below the national average.

“For the full year, we continue to project Idaho Power’s use of additional accumulated deferred investment tax credits under the Idaho regulatory settlement to be less than $5 million,” added Anderson. IDACORP is maintaining its full year 2016 earnings per share guidance in the range of $3.80 to $3.95 per diluted share.

Performance Summary

A summary of financial highlights for the quarters ended March 31, 2016, and 2015 is as follows (in thousands except per share amounts):

	Three months ended March 31,
	2016	2015
Net income attributable to IDACORP, Inc.	$25,729	$23,430
Average outstanding shares – diluted (000’s)	50,337	50,260
IDACORP, Inc. earnings per diluted share	$0.51	$0.47

The table below provides a reconciliation of net income attributable to IDACORP for the quarter ended March 31, 2015 to the quarter ended March 31, 2016 (items are in millions and are before tax unless otherwise noted):

	Three months ended
Net income attributable to IDACORP, Inc. - March 31, 2015		$23.4
Change in Idaho Power net income:
Increased sales volumes attributable to customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanism impacts	$2.2
Increased sales volumes attributable to usage per customer, net of associated power supply costs and PCA mechanism impacts	0.5
Fixed cost adjustment (FCA) revenues	4.9
Rent from electric property, wheeling and other revenue	(1.1)
Change in other operating and maintenance expenses	(2.1)
Increase in depreciation expense	(1.6)
Other changes in operating revenues and expenses, net	(1.8)
Increase in Idaho Power operating income	1.0
Changes in other non-operating income and expenses	(0.7)
Decrease in other income tax expense	1.3
Increase in additional accumulated deferred investment tax credits (ADITC) amortization	0.5
Total increase in Idaho Power net income		2.1
Other changes (net of tax)		0.2
Net income attributable to IDACORP, Inc. - March 31, 2016		$25.7

IDACORP's net income increased $2.3 million for the first quarter of 2016 when compared with the first quarter of 2015. The increase was driven primarily by a $1.0 million increase in Idaho Power's operating income and a $1.8 million decrease in income tax expense.
Customer growth continued to benefit results—a 1.8 percent increase in the number of Idaho Power customers led to a $2.2 million increase in operating income. While temperatures were well above normal in Idaho Power's service area in both the first quarter of 2016 and 2015, reducing sales in both quarters below normal levels, colder temperatures in the first quarter of 2016 led to modest increases in average electricity usage by residential customers compared with the same period in 2015.
Also affecting the comparability of quarterly results was a change in the FCA mechanism approved by the IPUC in May 2015 retroactive to the beginning of 2015. Last year's reported first quarter FCA was determined under the prior mechanism. After approval by the IPUC, Idaho Power recorded in the second quarter of 2015 an additional $7.4 million of FCA revenue related to the first quarter of 2015. The $4.9 million first quarter increase shown in the table above would have been a $2.5 million decrease in FCA revenues had the current FCA mechanism methodology been applied in the first quarter of 2015.
The decrease in income tax expense was principally a result of two items. First, adoption of a new accounting standard related to share-based payments changed the accounting treatment of income tax deductions for stock-based compensation, reducing income tax expense by $1.6 million. Second, based on Idaho Power's current expectations of full-year 2016 results, Idaho Power recorded $0.5 million of additional ADITC during the first quarter of 2016 under its Idaho regulatory settlement stipulation. While the actual amounts could change significantly based on actual results, as of March 31, 2016, Idaho Power estimated that it will record approximately $2 million of additional ADITC amortization for the full year 2016. No additional ADITC amortization was recorded during the same period in 2015.

2016 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is affirming its earnings guidance estimate for 2016 in a range of $3.80 to $3.95 per diluted share. The 2016 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

2016 Estimates
	Current(1)	Previous(2)
Idaho Power Operating & Maintenance Expense	No Change	$350-$360
Idaho Power Additional Amortization of Accumulated Deferred Investment Tax Credits	No Change	Less than $5
Idaho Power Capital Expenditures, Excluding Allowance for Funds Used During Construction	No Change	$300-$310
Idaho Power Hydroelectric Generation (MWh)(3)	No Change	6.0-8.0
IDACORP Earnings Guidance (per share)	No Change	$3.80-$3.95
(1) As of Apr. 28, 2016.
(2) As of Feb. 18, 2016, the date of filing IDACORP's and Idaho Power's Annual Report on Form 10-K for the year ended Dec. 31, 2015.
(3) Based on reservoir storage levels and forecasted weather conditions as of the date of this report.

More detailed financial information is provided in IDACORP's Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (973) 200-3032 for listen-only mode. The passcode is 77107161. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/conference-calls. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 525,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements, including, without limitation, earnings guidance, that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "continues," "estimates," "expects," "guidance," "intends," "potential," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, droughts, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of technologies that reduce customer demand; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies, including those relating to the environment, and the ability to obtain and comply with governmental permits and other authorizations; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (k) administration of mandatory reliability, security, and other requirements; (l) the ability to obtain debt and equity financing when necessary and on reasonable terms; (m) reductions in credit ratings and potential reduction in liquidity; (n) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (o) the magnitude of future benefit plan funding obligations; (p) the ability to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the companies from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (t) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs; and (u) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Part I, Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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